Exhibit 99.1

                 Alnylam Pharmaceuticals Reports Third
  Quarter 2005 Financial Results; Company Continues Leadership with Products, Partnerships, Technology, and Intellectual Property for RNAi
                             Therapeutics

    CAMBRIDGE, Mass.--(BUSINESS WIRE)--Nov. 9, 2005--Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), a leading RNAi therapeutics company, today reported its consolidated financial results for the quarter ended September 30, 2005, and company highlights.
    "Our progress over the last four months has propelled Alnylam significantly forward in our mission to build a leading product company founded on RNAi," said John Maraganore, Ph.D., President and Chief Executive Officer of Alnylam Pharmaceuticals. "Pivotal recent events included the submission of our first IND for ALN-RSV01, our proprietary RNAi therapeutic for the treatment of RSV infection, and a major alliance forged with Novartis for the discovery, development, and commercialization of RNAi therapeutics. Significant success in this collaboration could lead to Alnylam receiving over $700 million in collective payments, not including royalties."

    Cash, Cash Equivalents and Marketable Securities

    At September 30, 2005, the company had cash, cash equivalents and marketable securities (cash) of $24.8 million compared to $46.0 million at December 31, 2004. This cash balance excludes $68.5 million of gross proceeds received from Novartis upon the closing of the alliance agreements in October 2005. The decrease in cash year-to-date was primarily due to funding of the company's operations, including activities leading up to the company's recently submitted investigational new drug (IND) application for the treatment of respiratory syncytial virus (RSV) infection, and its age-related macular degeneration (AMD) program, for which the company suspended further development at the end of September 2005 based on portfolio management and commercial factors. In addition, the company made a payment of $2.0 million in January 2005 to Isis Pharmaceuticals, Inc. in connection with its March 2004 collaboration and license agreement.

    Net Loss

    The net loss attributable to common stockholders according to accounting principles generally accepted in the U.S. (GAAP) for the quarter ended September 30, 2005 was $10.7 million, or $0.51 per share, as compared to $6.4 million, or $0.33 per share, in the third quarter of 2004. The net loss for the third quarter of 2005 included $2.2 million of non-cash stock-based compensation charges. During the third quarter, the company incurred higher external development costs related to the accelerated advancement of its RSV infection program towards the submission of its IND application in November 2005 and higher research costs related to the advancement of additional Direct RNAi(TM) and Systemic RNAi(TM) efforts, including programs for pandemic flu, cystic fibrosis, and CNS diseases.

    Revenues

    Revenues in the third quarter of 2005 were $1.4 million, a slight increase from the quarter ended September 30, 2004. Included in revenues in the third quarter was $0.3 million of cost reimbursement revenues related to the company's collaboration and license agreement with Merck & Co., Inc. for the co-development of RNAi therapeutics for ocular diseases (known as the Merck Ocular Collaboration). The company also recognized revenue of $0.3 million from a prior upfront payment relating to its collaboration agreement with Cystic Fibrosis Foundation Therapeutics, Inc. (CFFT), and $0.2 million in revenues derived from licenses to its fundamental intellectual property in RNAi, including its July 2005 InterfeRx license with Nastech Pharmaceutical Company Inc. and research product licenses with Sigma-Aldrich Corporation and QIAGEN N.V. Also included in revenues was the amortization of certain payments received by the company from Merck under the companies' strategic alliance for the development of in vivo RNAi technology and therapeutics (known as the Merck 2003 Collaboration), as well as the Merck Ocular Collaboration. The company has recorded these payments as deferred revenue and is amortizing the associated revenues over the estimated periods of performance under the agreements.

    Research and Development Expenses

    Research and development (R&D) expenses were $8.0 million in the third quarter of 2005, including $1.1 million of non-cash stock-based compensation, as compared to $4.8 million in the third quarter of 2004, which included $0.2 million of non-cash stock-based compensation. The increase in R&D expenses was primarily due to higher external research costs related to the accelerated advancement of the company's RSV program towards the submission of the IND for RSV, as well as fees to licensors.

    General and Administrative Expenses

    General and administrative (G&A) expenses were $4.1 million in the third quarter of 2005, including $1.1 million of non-cash stock-based compensation, as compared with $3.0 million in the third quarter of 2004, which included $0.5 million of non-cash stock-based compensation. The increase in G&A expenses was due primarily to legal and other related professional fees associated with the company's alliance with Novartis, and other business development-related activities.

    Equipment Line of Credit

    Through September 30, 2005, the company had financed $8.0 million of its capital expenditures under its $10.0 million equipment line of credit with Lighthouse Capital Partners V, L.P. In June 2005, the company amended this agreement to extend the period under which it is allowed to draw down the remaining $2.0 million through December 31, 2005. Beginning in July 2005, the line of credit is being repaid over four years.

    2005 Financial Guidance

    Following the announcement of the company's new alliance with Novartis, the company increased its year-end cash guidance from greater than $25 million to greater than $75 million. The increase reflects the receipt of upfront payments and an equity investment from Novartis, offset by certain payments due to its licensors as well as costs associated with the formation of the Novartis alliance.
    "Our strong cash position, along with continued funding from our partnerships, will continue to support the rapid development of both our proprietary and partnered RNAi programs," stated Patricia Allen, Vice President, Finance of Alnylam. "We continue to execute on our 2005 corporate goals and have positioned Alnylam to significantly exceed its original year-end cash guidance."

    Recent Corporate Highlights

    Advancing RSV Program to the Clinic

    -- In November 2005, the company announced the submission of its first IND application to the FDA to initiate a human clinical trial for its lead candidate RNAi therapeutic, ALN-RSV01, for the treatment of RSV infection. Pending clearance of the IND application by the FDA, the company plans to initiate a Phase I safety study in healthy adult volunteers by the end of 2005, and is also preparing to initiate a Phase I clinical trial in Europe.

    Collaborating with Novartis to Discover and Develop RNAi
Therapeutics

    -- In September 2005, the company announced a major, multi-year alliance with Novartis focused on the discovery, development, and commercialization of innovative therapeutics based on RNAi. If the collaboration is successful and multiple products are developed and commercialized, collective payments to Alnylam could exceed $700 million, not including royalties. After the close of the agreement in October, Novartis made initial payments totaling approximately $68.5 million, consisting of $10.0 million of upfront payments and $58.5 million from the purchase of approximately 5.3 million shares of the company's common stock, representing a 19.9% interest, at $11.11 per share.

    Advancing Leading Pipeline of Proprietary and Partnered RNAi
Therapeutic Programs and Managing Portfolio to Maximize Pipeline Value

    -- The company announced today that it achieved a $0.3 million milestone in its collaboration with the CFFT related to the stabilization of small interfering RNAs (siRNAs) for potential delivery to the lungs of cystic fibrosis patients.

    --  In August 2005, the company received a grant from the Michael
        J. Fox Foundation for its research and development efforts on RNAi therapeutics for silencing alpha-synuclein as a novel disease-modifying strategy for the treatment of Parkinson's disease.

    -- In July 2005, the company presented an update on advances in Systemic RNAi showing a 6-fold increase in in vivo potency at the 2nd International Symposium on Triglycerides and HDL.

    -- In September 2005, the company made the business decision to suspend the development of ALN-VEG01, an RNAi therapeutic that targets VEGF for the treatment of AMD. The decision was based on significant advances in the treatment of AMD by certain late-stage competitive products and the increased attractiveness of other Alnylam product opportunities, including accelerated development of ALN-RSV01.

    Strengthening and Leveraging a Leading Intellectual Property
Position in RNAi; Validated by 16 Company Licensees to Date

    -- In July 2005, the company completed a license agreement with Nastech for the development and commercialization of siRNAs that target TNF-alpha, a key mediator of inflammatory and autoimmune diseases.

    -- During the third quarter, the company granted non-exclusive licenses under its Kreutzer-Limmer patent family to Eurogentec, Sigma-Aldrich Corporation, MWG Biotech AG, and QIAGEN N.V., all providers of RNAi research products and services. To date, nine companies have taken a license to this patent family for the research products market.

    -- In August 2005, the company announced a new patent from the European Patent Office (EP Patent No. 1352061) for broad claims covering siRNAs and their use in RNAi therapeutics. The new 'Kreutzer-Limmer II' patent includes allowed claims directed toward over 125 disease targets.

    -- In connection with its alliance with Isis the company announced today the issuance of additional U.S. patents, issued to Isis and licensed to Alnylam, for chemical modifications of oligonucleotides that may be required for introducing drug-like properties into siRNAs for development of RNAi therapeutics. Newly issued U.S. patents include:

        --  U.S. 6,911,540 issued on June 28, 2005: 2' Modified
            oligonucleotides

        -- U.S. 6,919,439 issued on July 19, 2005: Derivatized oligonucleotides having improved uptake and other properties

    Advancing Technology and IP in MicroRNAs

    -- In October 2005, the company and The Rockefeller University published in Nature a novel approach to achieve therapeutic silencing of microRNAs (miRNAs) by rationally designing a new class of chemically modified RNA-based compounds called 'antagomirs'. miRNAs have been shown to regulate a large number of genes in the human genome through the RNAi pathway and their aberrant expression is believed to be involved in the cause and progression of human diseases, including cancer and viral infection.

    -- In September 2005, the company and Isis announced a co-exclusive license agreement with Stanford University related to the discovery and development of therapeutic products for hepatitis C virus (HCV) infection by inhibiting a liver-specific miRNA, miR-122. As shown by Stanford researchers in a paper published in Science in September, miR-122 is required for HCV replication in mammalian cells.

    Adding to the Strength and Experience of the Board of Directors

    -- In July 2005, the company announced the addition of James L. Vincent as a Director. Mr. Vincent was Chairman and CEO of Biogen, Inc. (currently BiogenIdec, Inc.) from 1985 to 2002.

    Conference Call Information

    Alnylam will host a conference call at 4:30 p.m. EST on November 9, 2005 to discuss third quarter activities and recent corporate developments. The call may be accessed by dialing 866-272-9941 (domestic) or 617-213-8895 (international) five minutes prior to the start time, and providing the passcode 50442468.
    A replay of the call will be available from 6:30 p.m. EST on November 9, 2005 until November 16, 2005. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), and provide the passcode 58628982. A live audio webcast of the call will also be available on the "Investors" section of the company's website, www.alnylam.com. An archived webcast will be available on the company's website approximately two hours after the event, and will be archived for 14 days thereafter.

    About Alnylam

    Alnylam is a biopharmaceutical company developing novel therapeutics based on a breakthrough in biology known as RNA interference, or RNAi. The company, founded in 2002 by scientific pioneers in the field of RNAi, maintains a leadership position in fundamental patents, technology, and know-how relating to RNAi. Alnylam is applying its expertise in RNAi to address multiple therapeutic opportunities that cannot effectively be addressed with small molecules or antibodies, the two current major classes of drugs. The company's expertise in designing and optimizing RNAi therapeutics has enabled Alnylam to form major alliances with leading companies including Merck, Medtronic, and Novartis. The company's global headquarters are in Cambridge, Massachusetts, with an additional operating unit in Kulmbach, Germany. For more information, please visit www.alnylam.com.

    Forward-Looking Statements

    Various statements in this release concerning our future expectations, plans, prospects and future operating results, such as expectations regarding the timing of the commencement of clinical trials and projections for the amount and sufficiency of cash and marketable securities, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: our approach to discover and develop novel drugs, which is unproven and may never lead to marketable products; our ability to obtain additional funding to support our business activities; our dependence on third parties for development, manufacture, marketing, sales and distribution of our products; the successful development of products, all of which are in early stages of development; obtaining regulatory approval for products; competition from others using technology similar to ours and others developing products for similar uses; obtaining, maintaining and protecting intellectual property utilized by our products; our dependence on collaborators; and our short operating history; as well as those risks more fully discussed in the "Certain Factors That May Affect Future Results" section of our most recent quarterly report on Form 10-Q on file with the Securities and Exchange Commission. In addition, any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.




                     Alnylam Pharmaceuticals, Inc.
            Unaudited Consolidated Statements of Operations
            (In thousands, except share and per share data)

                           Three       Three       Nine        Nine
                          Months      Months      Months      Months
                           Ended       Ended      Ended       Ended
                         September   September   September  September
                            30,         30,         30,        30,
                           2005        2004        2005       2004
----------------------- ----------- ----------- ----------- ----------
Net revenues            $     1,413 $    1,367  $    4,164  $    1,632
----------------------- ----------- ----------- ----------- ----------
Costs and expenses
  Research and
   development (1)           7,995       4,831      22,557     19,425
  General and
   administrative (1)        4,088       2,962      10,162      8,940
----------------------- ----------- ----------- ----------- ----------
    Total operating
     costs and expenses     12,083       7,793      32,719     28,365
----------------------- ----------- ----------- ----------- ----------
    Loss from
     operations            (10,670)     (6,426)    (28,555)   (26,733)
----------------------- ----------- ----------- ----------- ----------
Other Income (Expense)
  Interest income              237         185         759        296
  Interest expense            (244)       (175)       (717)      (480)
  Other income
   (expense), net               (1)          -          90        (37)
----------------------- ----------- ----------- ----------- ----------
    Total other income
     (expense)                  (8)         10         132       (221)
----------------------- ----------- ----------- ----------- ----------
Net Loss                   (10,678)     (6,416)    (28,423)   (26,954)
Accretion of redeemable
 convertible preferred
 stock                           -           -           -     (2,713)
----------------------- ----------- ----------- ----------- ----------
Net loss attributable
 to common stockholders $  (10,678) $   (6,416) $  (28,423) $ (29,667)
----------------------- ----------- ----------- ----------- ----------

Net loss per common share
Net loss per common
 share (basic and
 diluted)               $    (0.51) $    (0.33) $    (1.37) $   (3.14)
----------------------- ----------- ----------- ----------- ----------
Weighted average common
 shares used to compute
 basic and diluted net
 loss per common share  20,913,576  19,507,468  20,674,265  9,436,430
----------------------- ----------- ----------- ----------- ----------
(1) Noncash stock-based
compensation expense
included in these amounts
are as follows:

    Research and
     development        $    1,074  $      202  $    1,815  $   1,395
    General and
     administrative          1,122         529       1,780      1,520
----------------------- ----------- ----------- ----------- ----------
     Total stock-based
      compensation      $    2,196  $      731  $    3,595  $   2,915
----------------------- ----------- ----------- ----------- ----------



                    Alnylam Pharmaceuticals, Inc.
           Unaudited Condensed Consolidated Balance Sheets
           (In thousands, except share and per share data)

---------------------------------------------------------------------
                                            September 30, December 31,
                                                2005          2004
------------------------------------------- ------------  -----------
Cash, cash equivalents and marketable
 securities                                 $    24,809    $  46,046
Collaboration receivable                            304          859
Prepaid expenses and other current assets         1,584        1,276
Property and equipment, net                      10,760       11,694
Long-term restricted cash                         2,313        2,313
Intangible and other assets                       3,478        3,919
-------------------------------------------  -----------    ---------
Total Assets                                $    43,248    $  66,107
-------------------------------------------  -----------    ---------
Total current liabilities                   $     8,002    $   6,575
Deferred revenue                                  3,819        4,083
Note payable, net of current portion              5,782        6,411
Deferred rent                                     2,574        2,896
Total stockholders' equity                       23,071       46,142
-------------------------------------------  -----------    ---------
Total Liabilities and Shareholders' Equity  $    43,248    $  66,107
-------------------------------------------  -----------    ---------


    This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K which includes the audited financial statements for the year ended December 31, 2004.



    CONTACT: Alnylam Pharmaceuticals, Inc.
             Cynthia Clayton, 617-551-8207
             or Patricia Allen, 617-551-8362